Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Audit Committee of CleanCore Solutions, Inc. and its Subsidiary

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of CleanCore Solutions, Inc. and its Subsidiary (the “Company”) of our report dated August 22, 2025, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K as of and for the years ended June 30, 2025 and 2024 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ TAAD, LLP

Diamond Bar, California

August 27, 2025